Exhibit 99.1

IQVIA Reports Second-Quarter 2020 Results and Raises Full-Year 2020 Guidance

  Second quarter revenue $2,521 million and Adjusted EBITDA $483 million
  GAAP Diluted Earnings per Share $(0.12); Adjusted Diluted Earnings per Share $1.18
  R&D Solutions quarterly net book-to-bill ratio 1.64x including pass throughs and 1.60x excluding pass throughs; contracted backlog including pass throughs grew 13.5 percent year-over-year to $20.5 billion
  R&D Solutions NTM revenue from backlog increases 9.5 percent during the quarter to $5.4 billion, including pass throughs
  Full-year 2020 guidance raised for revenue, Adjusted EBITDA and Adjusted Diluted Earnings per Share

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 22, 2020--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter ended June 30, 2020.

Second-Quarter 2020 Operating Results
Revenue for the second quarter was $2,521 million compared to $2,740 million in the second quarter of 2019, down 7.1 percent at constant currency and 8.0 percent on a reported basis. Technology & Analytics Solutions (TAS) revenue was $1,109 million compared to $1,102 million in the second quarter of 2019, representing growth of 2.0 percent at constant currency and 0.6 percent reported. R&D Solutions (R&DS) revenue was $1,235 million compared to $1,435 million in the second quarter of 2019, down 13.3 percent at constant currency and 13.9 percent reported. Excluding the impact of pass throughs, R&DS revenue was lower by 10.8 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue was $177 million compared to $203 million in the second quarter of 2019, lower by 12.3 percent at constant currency and 12.8 percent on a reported basis.

R&DS contracted backlog, including reimbursed expenses, grew 13.5 percent year-over-year to $20.5 billion at June 30, 2020. The company expects approximately $5.4 billion of this backlog to convert to revenue in the next twelve months, up from $4.9 billion at March 31, 2020. The contracted book-to-bill ratio including reimbursed expenses was 1.64x for the second quarter of 2020. Excluding reimbursed expenses, the second-quarter contracted book-to-bill ratio was 1.60x. For the last twelve months ended June 30, 2020, the contracted book-to-bill ratio was 1.43x including reimbursed expenses and 1.42x excluding reimbursed expenses.

Second-quarter 2020 Adjusted EBITDA was $483 million. GAAP net income was $(23) million, and GAAP diluted earnings per share was $(0.12). Adjusted Net Income was $229 million and Adjusted Diluted Earnings per Share was $1.18.

“Against the background of the ongoing COVID-19 situation, we delivered second quarter results that exceeded our expectations,” said Ari Bousbib, chairman and CEO of IQVIA. “As we had assumed, the R&DS business saw a gradual increase in the accessibility of clinical research sites, exiting the quarter at 40 percent accessibility and currently at 53 percent, resulting in an improvement in the number of weekly onsite visits from the start of the quarter. Deliveries in our TAS segment continued with little disruption, and demand for our technology and analytics offerings remains resilient. I am proud of how the IQVIA team is executing in this environment - supporting our improved outlook for the year.”

First-Half 2020 Operating Results
Revenue for the first six months of 2020 was $5,275 million compared to $5,424 million during the first six months of 2019, down 1.8 percent on a constant currency basis and 2.7 percent on a reported basis. TAS revenue was $2,226 million compared to $2,177 million in the first half of 2019, representing growth of 3.7 percent at constant currency and 2.3 percent reported. R&DS revenue was $2,676 million compared to $2,851 million in the first half of 2019, down 5.5 percent at constant currency and 6.1 percent reported. CSMS revenue was $373 million compared to $396 million in the first half of 2019, lower by 5.1 percent at constant currency and 5.8 percent reported.

Adjusted EBITDA for the first six months of 2020 was $1,045 million. GAAP net income was $59 million and GAAP diluted earnings per share was $0.30. Adjusted Net Income was $523 million for the first six months of 2020 and Adjusted Diluted Earnings per Share was $2.68.

Financial Position
The company continues to maintain strong liquidity. As of June 30, 2020, cash and cash equivalents were $1.1 billion and the company’s $1.5 billion revolving credit facility was undrawn. During the second quarter, the company refinanced its 3.5 percent senior notes due 2024, extending the maturity to 2028. At the end of the second quarter of 2020, IQVIA’s Net Leverage Ratio was 4.8x trailing twelve months Adjusted EBITDA.

Share Repurchase
When the COVID-19 outbreak became a pandemic in March, the company temporarily suspended share repurchase activity. The company did not repurchase any shares during the second quarter of 2020. As of June 30, 2020, the company had approximately $1.0 billion of share repurchase authorization remaining.

2020 Guidance
The future course of COVID-19 is inherently uncertain. Several factors related to the COVID-19 outbreak are outside the company’s control and could impact the company’s future operating results, including the pandemic’s severity and duration, its impact on healthcare systems and economies around the world, and the nature and effectiveness of governmental responses to the outbreak. However, the company has used its best efforts to estimate the impact of COVID-19 on its business and the resulting impact on financial performance for the balance of the year. On April 28, 2020, the company outlined its assumptions regarding the global progression of the virus, the percentage of clinical research sites accessible to us throughout 2020, and our ability to interact with clients to support business development activities. These assumptions supported the company’s 2020 guidance provided at that time. During the second quarter, it became apparent that the global spread of the virus would become wider and more prolonged than we had assumed. However, the percentage of sites accessible to us tracked in line with our assumptions, and business development activities progressed better than our original assumptions.

Based on the company’s better than expected performance in the second quarter, the company’s ability to execute in this environment, incremental COVID-19 trial work, an evaluation of current business conditions and outlook for the balance of the year, the company is now forecasting better performance in its TAS segment and better execution against its R&DS backlog than previously anticipated. Together these factors are expected to contribute to improved financial performance in 2020 versus the company’s expectations on April 28, 2020. As a result, the company is raising its full-year guidance ranges as follows:

($ millions, except per share data)	Updated	Prior (1)
Revenue	$11,000 - $11,100	$10,600 - $10,925

Adjusted EBITDA	$2,295 - $2,345	$2,200 - $2,300

Adjusted Diluted Earnings per Share	$6.10 - $6.30	$5.75 - $6.10

(1) Provided on Q1 2020 earnings call on April 28, 2020

For the third quarter of 2020, the company expects revenue to be between $2,725 million and $2,775 million, Adjusted EBITDA to be between $564 million and $582 million, and Adjusted Diluted Earnings Per Share to be between $1.47 and $1.55.

Full-year and third-quarter financial guidance assumes foreign currency exchange rates at the end of the second quarter remain in effect for the remainder of the year.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its second quarter 2020 financial results, and third quarter and full year 2020 guidance. To participate, please dial 833-968-1981 in the United States and Canada or 646-689-6667 outside the United States approximately 15 minutes before the scheduled start of the call and use passcode 5863918. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at www.iqvia.com. An archived replay of the webcast will be available online at www.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2020 and third-quarter 2020 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak and the governmental responses to the outbreak, international conflicts or other disruptions outside of our control; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures and Estimated COVID-19 Impact
Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our full-year and third-quarter 2020 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

The estimates for future periods are based in part on a number of assumptions outside the Company’s control. Normal business activities have been substantially disrupted by the COVID-19 outbreak. These business disruptions include various restrictions and limitations on our ability to perform on-site monitoring, execution of change orders, delivery of offerings that rely on face to face interaction or in person gatherings, and sale of information offerings, analytics and consulting projects. The unfavorable impact on R&DS revenue attributable to COVID-19 is largely due to operational disruption of clinical research sites, which impacts patient recruitment and patient study participation, and limitations on our ability to travel and access clinical research sites. These site access restrictions and impact on clinical trial conduct by the sites have a direct impact on our ability to perform our services and cause delays relative to pre-COVID-19 timelines. In our TAS business, certain offerings that rely on face-to-face interactions or are dependent on in-person gatherings, events or are expected to experience significant disruption, and where we are unable to execute on our commitments due to COVID-19, we are not able to recognize the associated revenue in the period. Similarly, the portion of our Real World business that requires site monitoring activity will be impacted by site closures, with a reduction in associated revenue. Activity within the Contract Sales and Medical Solutions business has also become more challenging due to a decline in visits to physicians by our sales representatives, and physician attention diverted to the COVID-19 crisis.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2020	2019	2020	2019
Revenues	$2,521	$2,740	$5,275	$5,424
Costs of revenue, exclusive of depreciation and amortization	1,704	1,799	3,528	3,547
Selling, general and administrative expenses	431	436	838	855
Depreciation and amortization	308	294	624	589
Restructuring costs	16	14	30	26
Income from operations	62	197	255	407
Interest income	(1)	(2)	(3)	(4)
Interest expense	108	114	214	224
Loss on extinguishment of debt	12	—	12	—
Other (income) expense, net	(32)	7	(45)	—
(Loss) income before income taxes and equity in earnings of unconsolidated affiliates	(25)	78	77	187
Income tax (benefit) expense	(5)	8	12	49
(Loss) income before equity in earnings of unconsolidated affiliates	(20)	70	65	138
Equity in (loss) earnings of unconsolidated affiliates	(1)	1	5	—
Net (loss) income	(21)	71	70	138
Net income attributable to non-controlling interests	(2)	(11)	(11)	(20)
Net (loss) income attributable to IQVIA Holdings Inc.	$(23)	$60	$59	$118
(Loss) earnings per share attributable to common stockholders:
Basic	$(0.12)	$0.31	$0.31	$0.60
Diluted (1)	$(0.12)	$0.30	$0.30	$0.59
Weighted average common shares outstanding:
Basic	190.9	196.2	191.3	196.6
Diluted (1)	190.9	200.6	195.0	201.2

(1) For the quarter ended June 30, 2020, all potentially dilutive securities were excluded from the diluted earnings per share calculation because the Company incurred a net loss for this period and their inclusion would be anti-dilutive.

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

(in millions, except per share data)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,109	$837
Trade accounts receivable and unbilled services, net	2,371	2,582
Prepaid expenses	146	138
Income taxes receivable	53	56
Investments in debt, equity and other securities	73	62
Other current assets and receivables	456	451
Total current assets	4,208	4,126
Property and equipment, net	444	458
Operating lease right-of-use assets	502	496
Investments in debt, equity and other securities	80	65
Investments in unconsolidated affiliates	73	87
Goodwill	12,133	12,159
Other identifiable intangibles, net	5,262	5,514
Deferred income taxes	123	119
Deposits and other assets	358	227
Total assets	$23,183	$23,251
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,295	$2,512
Unearned income	1,061	1,014
Income taxes payable	102	108
Current portion of long-term debt	142	100
Other current liabilities	243	211
Total current liabilities	3,843	3,945
Long-term debt	11,965	11,545
Deferred income taxes	539	646
Operating lease liabilities	402	396
Other liabilities	582	456
Total liabilities	17,331	16,988
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at June 30, 2020 and December 31, 2019, $0.01 par value, 254.1 shares issued and 191.3 shares outstanding at June 30, 2020; 253.0 shares issued and 192.3 shares outstanding at December 31, 2019	11,043	11,049
Retained earnings	1,057	998
Treasury stock, at cost, 62.8 and 60.7 shares at June 30, 2020 and December 31, 2019, respectively	(6,065)	(5,733)
Accumulated other comprehensive loss	(444)	(311)
Equity attributable to IQVIA Holdings Inc.’s stockholders	5,591	6,003
Non-controlling interests	261	260
Total stockholders’ equity	5,852	6,263
Total liabilities and stockholders’ equity	$23,183	$23,251

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Six Months Ended June 30,
(in millions)	2020	2019
Operating activities:
Net income	$70	$138
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	624	589
Amortization of debt issuance costs and discount	8	6
Stock-based compensation	36	60
Earnings from unconsolidated affiliates	(5)	—
Gain on investments, net	(14)	(5)
Benefit from deferred income taxes	(102)	(66)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	208	(52)
Change in other operating assets and liabilities	(190)	(166)
Net cash provided by operating activities	635	504
Investing activities:
Acquisition of property, equipment and software	(283)	(296)
Acquisition of businesses, net of cash acquired	(92)	(201)
Purchases of marketable securities, net	(7)	(2)
Investments in unconsolidated affiliates, net of payments received	15	(3)
Investments in equity securities	(2)	(10)
Other	—	2
Net cash used in investing activities	(369)	(510)
Financing activities:
Proceeds from issuance of debt	1,590	1,100
Payment of debt issuance costs	(33)	(11)
Repayment of debt and principal payments on capital lease obligations	(755)	(50)
Proceeds from revolving credit facility	1,250	1,100
Repayment of revolving credit facility	(1,610)	(1,720)
(Payments) proceeds related to employee stock option plans	(41)	12
Repurchase of common stock	(346)	(381)
Distributions to non-controlling interest, net	(5)	(2)
Contingent consideration and deferred purchase price payments	(16)	(20)
Net cash provided by financing activities	34	28
Effect of foreign currency exchange rate changes on cash	(28)	25
Increase in cash and cash equivalents	272	47
Cash and cash equivalents at beginning of period	837	891
Cash and cash equivalents at end of period	$1,109	$938

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net (Loss) Income Attributable to IQVIA Holdings Inc.	$(23)	$60	$59	$118
(Benefit from) provision for income taxes	(5)	8	12	49
Depreciation and amortization	308	294	624	589
Interest expense, net	107	112	211	220
Loss (income) in unconsolidated affiliates	1	(1)	(5)	—
Income from non-controlling interests	2	11	11	20
Deferred revenue purchasing accounting adjustments	1	2	1	5
Stock-based compensation	36	34	36	60
Other (income) expense, net	(17)	12	(32)	18
Loss on extinguishment of debt	12	—	12	—
Restructuring and related charges	25	14	40	26
Acquisition and integration related charges	36	32	76	60
Adjusted EBITDA	$483	$578	$1,045	$1,165

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2020	2019	2020	2019
Net (Loss) Income Attributable to IQVIA Holdings Inc.	$(23)	$60	$59	$118
(Benefit from) provision for income taxes	(5)	8	12	49
Purchase accounting amortization (1)	226	225	465	450
Loss (income) in unconsolidated affiliates	1	(1)	(5)	—
Income from non-controlling interests	2	11	11	20
Deferred revenue purchasing accounting adjustments	1	2	1	5
Stock-based compensation	36	34	36	60
Other (income) expense, net	(17)	12	(32)	18
Loss on extinguishment of debt	12	—	12	—
Royalty hedge gain	—	3	—	6
Restructuring and related charges	25	14	40	26
Acquisition and integration related charges	36	32	76	60
Adjusted Pre Tax Income	$294	$400	$675	$812
Adjusted tax expense	(61)	(81)	(139)	(173)
Income from non-controlling interests	(2)	(11)	(11)	(20)
Minority interest effect in non-GAAP adjustments (2)	(2)	(2)	(2)	(4)
Adjusted Net Income	$229	$306	$523	$615

Adjusted earnings per share attributable to common stockholders:
Basic	$1.20	$1.56	$2.73	$3.13
Diluted	$1.18	$1.53	$2.68	$3.06
Weighted average common shares outstanding:
Basic	190.9	196.2	191.3	196.6
Diluted	194.3	200.6	195.0	201.2

(1) Reflects all the amortization of acquired intangible assets.
(2) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF JUNE 30, 2020 (preliminary and unaudited)

(in millions)
Gross Debt, net of Original Issue Discount, as of June 30, 2020	$12,107
Net Debt as of June 30, 2020	$10,998
Adjusted EBITDA for the twelve months ended June 30, 2020	$2,280
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.3x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.8x

Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732